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                                                                    EXHIBIT 99.3

                           FIRST FEDERAL SAVINGS BANK
                             OF BRUNSWICK, GEORGIA


                                                                 March 14  ,1997


TO THE STOCKHOLDERS OF
FIRST FEDERAL SAVINGS BANK OF BRUNSWICK, GEORGIA


     You are cordially invited to attend a Special Meeting of Stockholders of First Federal Savings Bank of Brunswick, Georgia ("First Federal"), which will be held at the St. Simons Island Club located at 100 Kings Way, St. Simons Island, Georgia, on Friday, April 11, 1997, at 10:30 A.M., Eastern Daylight Savings Time ("Special Meeting").



     At the Special Meeting you will be asked to consider and vote upon agreements pursuant to which a wholly owned subsidiary of NationsBank Corporation would merge with and into First Federal (the "Merger"). Upon consummation of the Merger, each outstanding share of First Federal common stock would be converted into the right to receive 1.60 shares of NationsBank common stock. NationsBank common stock is traded on the New York Stock Exchange, Inc.


     The proposed Merger has been unanimously approved by your Board of Directors as being in the best interests of First Federal and its stockholders. Accordingly, your Board unanimously recommends that you vote FOR approval of the agreements and the Merger.

     Consummation of the Merger is subject to certain conditions, including approval of the agreements and the Merger by First Federal's stockholders and approval of the Merger by various regulatory agencies. The enclosed Notice of Special Meeting of Stockholders and Proxy Statement-Prospectus describes the Merger and provides specific information concerning the Special Meeting. Please read these materials carefully and consider the information contained in them.

     IT IS VERY IMPORTANT THAT YOUR SHARES BE REPRESENTED AT THE SPECIAL MEETING, REGARDLESS OF WHETHER YOU PLAN TO ATTEND IN PERSON. The affirmative vote of at least two-thirds of all of the outstanding shares of First Federal common stock is required to approve the agreements and the Merger. Consequently, a failure to vote will have the same effect as a vote against the proposal. Therefore, I urge you to execute, date and return the enclosed Proxy Card in the enclosed postage-paid envelope as soon as possible to ensure that your shares will be voted at the Special Meeting. You should not forward any of your stock certificates at this time.

     On behalf of the Board of Directors, I urge you to vote FOR approval of the agreements and the Merger.

                                         Sincerely,

                                         BEN T. SLADE, III
                                         CHAIRMAN OF THE BOARD